EXHIBIT "99.1"

NEWS RELEASE	Contact:
FOR IMMEDIATE RELEASE	New Concept Energy Inc.
Gene Bertcher
(800)400-6407
info@newconceptenergy.com

New Concept Energy, Inc. Reports First Quarter 2015 Results

Dallas (May 14, 2015) — New Concept Energy, Inc. (NYSE MKT: GBR), ( the "Company" or "NCE") a Dallas-based oil and gas company, today reported net income for the three months ended March 31, 2015 of $314,000 or $0.16 per share, compared to a net loss of $40,000 or $(0.02) per share for the three months ended March 31, 2014.

For the three months ended March 31, 2015, the Company recorded oil and gas revenues of $172,000 as compared to $344,000 for the comparable period of 2014. The decrease in oil & gas revenue for the three months ended March 31, 2015 was $172,000. The average price was $46 per barrel during the first quarter of 2015 as compared to $93 per barrel in 2014. The company estimates that approximately $100,000 of the decrease was due to the price of oil. During the first quarter of 2015 there was unusual harsh weather in the areas where the Company maintains its wells. The weather severely hampered the Company's ability to repair and maintain well equipment as well as limited the pickups of oil from wells that were located in areas that were impossible to reach. The Company believes that the shortfall in revenue beyond the drop in price of oil were weather related.

The Company recorded revenues of $717,000 for the three months ended March 31, 2015 from its retirement property compared to $725,000 for the comparable period in 2014.

For the three months ended March 31, 2015, the Company recorded operating expenses of $1,279,000 as compared to $1,311,000 for the comparable period in 2014.

In 2011 the Company had a $10.3 million note receivable and determined that the financial condition of the debtor had deteriorated and there could be no assurance that the amount owed would or could be collected. At that time the company recorded a loss and established a reserve of $10.3 million. In 2013 and 2012 the Company recorded a gain from the partial recovery of the previously reserved note receivable of $1.6 million and $2.1 million respectively. For the three months ended March 31, 2015 the company recorded an additional recovery of $738,000.

Contact:

New Concept Energy, Inc. Gene Bertcher, (800) 400-6407 info@,newconceptenergy.com

NEW CONCEPT ENERGY, INC. AND SUBSIDARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(amounts in thousands)
	March 31, 2015	December 31, 2014

Assets

Current assets
Cash and cash equivalents	$412	$300
Accounts receivable from oil and gas sales	91	216
Other current assets	166	182
Total current assets	669	698

Oil and natural gas properties (full cost accounting method)
Proved developed and undeveloped oil and gas properties, net of depletion	8,771	8,809

Property and equipment, net of depreciation
Land, buildings and equipment - oil and gas operations	1,450	1,476
Other	162	162
Total property and equipment	1,612	1,638

Other assets (including $122,000 due from related parties in 2014)	1,008	1,129

Total assets	$12,060	$12,274

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - CONTINUED
(unaudited)
(amounts in thousands, except share amounts)

	March 31, 2015	December 31, 2014

Liabilities and stockholders' equity

Current liabilities
Accounts payable - trade	$235	$673
Accrued expenses	212	229
Current portion of long term debt	864	881
Total current liabilities	1,311	1,783

Long-term debt
Notes payable less current portion	1,372	1,428
Asset retirement obligation	2,770	2,770
Total liabilities	5,453	5,981

Stockholders' equity
Preferred stock, Series B	1	1
Common stock, $.01 par value; authorized, 100,000,000
shares; issued and outstanding, 1,946,935 shares
at March 31, 2015 and December 31, 2014	20	20
Additional paid-in capital	58,838	58,838
Accumulated deficit	(52,252)	(52,566)

	6,607	6,293

Total liabilities & equity	$12,060	$12,274

NEW CONCEPT ENERGY, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(amounts in thousands, except per share data)

	For the Three Months ended March 31,
	2015	2014
Revenue
Oil and gas operations, net of royalties	$172	$344
Real estate operations	717	725
	889	1,069

Operating expenses
Oil and gas operations	470	483
Real estate operations	410	396
Real Estate - lease expense	245	240
Corporate general and administrative	154	192
	1,279	1,311
Operating earnings (loss)	(390)	(242)

Other income (expense)
Interest income	-	1
Interest expense	(26)	(31)
Recovery of bad debt expense	738	-
Other income (expense), net	(8)	232
Expense	704	202

Net income (loss) applicable to common shares	$314	$(40)

Net income (loss) per common share-basic and diluted	$0.16	$0.02

Weighted average common and equivalent shares outstanding - basic	1,947	1,947